Exhibit 3.1.3

RESTATED CERTIFICATE OF INCORPORATION

OF

BENEFITFOCUS, INC.

Benefitfocus, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ONE: The name of the corporation is Benefitfocus, Inc. and the date of filing the original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 12, 2013.

TWO: The corporation’s Certificate of Incorporation as heretofore amended or supplemented is not further amended by this Restated Certificate of Incorporation, nor is there any discrepancy between those provisions of the Certificate of Incorporation as heretofore amended or supplemented and the provisions of this Restated Certificate of Incorporation.

THREE: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of Benefitfocus, Inc. pursuant to Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

I.

The name of the corporation is Benefitfocus, Inc. (the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Delaware General Corporation Law.

IV.

A. The total number of shares that the Corporation has authority to issue is fifty-five million (55,000,000), consisting of (i) fifty million (50,000,000) shares of common stock (the “Common Stock”), par value $0.001 per share, and (ii) five million (5,000,000) shares of preferred stock (the “Preferred Stock”), par value $0.001 per share.

B. The number of authorized shares of Common Stock, including of any class thereof, may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted to Common Stock basis).

C. The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences and other designations, powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock (but not below the number of shares of any such series then outstanding).

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

V.

Unless and except that the bylaws of the Corporation will so require, the election of directors of the Corporation need not be by written ballot.

VI.

Except as otherwise set forth in the bylaws of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

VII.

Special meetings of the stockholders may be called, at any time for any purpose or purposes, by the board of directors, or by such person or persons duly designated by the board of directors whose powers and authority, as expressly provided in a resolution of the board of directors, include the power to call such meetings, or as otherwise specified in the bylaws of the Corporation, but such special meetings may not be called by any other person or persons.

VIII.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that the management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors. The number of directors which shall constitute the whole board shall be fixed by the board in the manner provided in the bylaws, subject to any restrictions which may be set forth in this Certificate of Incorporation.

IX.

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no present or former director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, will eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

X.

The Corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

XI.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

XII.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

XIII

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to The Goldman Sachs Group, Inc., Oak Investment Partners XII, L.P., or any of their respective affiliates or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and such person shall have no duty to communicate or offer such opportunity to the Corporation or any of its subsidiaries and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

Notwithstanding anything in this Certificate of Incorporation to the contrary, in addition to any vote otherwise required by law or this Certificate of Incorporation, for so long as The Goldman Sachs Group, Inc. and its affiliates own, collectively, 35% or more of the total voting power of the issued and outstanding capital stock of the Corporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to adopt any provision inconsistent with, or to amend or repeal any provision of, Article XIII of this Certificate of Incorporation, or otherwise amend any other portion of this Certificate of Incorporation which has the effect of amending, modifying or changing Article XIII hereof.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

XIV

The Corporation shall be governed in all manner and respects by the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”); provided, however, that in no case will GS Capital Partners VI Parallel, L.P, a Delaware limited partnership, GS Capital Partners VI Offshore Fund, L.P., a Cayman Islands limited partnership, GS Capital Partners VI Fund, L.P., a Delaware limited partnership, and GS Capital Partners VI GmbH & CO. KG, a German limited partnership, or any successor to all or substantially all of their assets, or any affiliate thereof (collectively, the “Goldman Investors”), or any person or entity to which any Goldman Investor sells, distributes or otherwise transfers common stock, regardless of the total percentage of common stock owned by the Goldman Investors or such person or entity, be deemed an “interested stockholder” for any purpose whatsoever under Section 203, provided that the foregoing provisions shall not apply with respect to any transferee who purchases shares of common stock (i) pursuant to an underwritten, broadly distributed public offering, or (ii) in a transaction effected through a broker pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

The undersigned hereby acknowledges that the foregoing Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true this 7th day of November 2013.

In witness whereof, Benefitfocus, Inc. has caused this Restated Certificate of Incorporation to be signed by its Executive Chairman of the Board this 7th day of November 2013.

/s/ Mason R. Holland, Jr.
Mason R. Holland, Jr., Executive Chairman